Execution Copy




       ___________________________________________________________________
       ___________________________________________________________________






                           AMERICAN ANNUITY GROUP, INC.


                                 CREDIT AGREEMENT


                     Originally Dated as of January 31, 1994

                   Amended and Restated as of November 10, 1995



                     THE FIRST NATIONAL BANK OF BOSTON, Agent







       ___________________________________________________________________
       ___________________________________________________________________





                                TABLE OF CONTENTS
                                                                           PAGE

   1.  Restatement; Definitions  . . . . . . . . . . . . . . . . . . . . . .  1
             1.1.  Amendment and Restatement . . . . . . . . . . . . . . . .  1
             1.2.  Definitions; Certain Rules of Construction  . . . . . . .  1

   2.  The Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
             2.1.  Loan  . . . . . . . . . . . . . . . . . . . . . . . . . .  1
             2.2.  Borrowing Requests  . . . . . . . . . . . . . . . . . . .  1
             2.3.  Notes . . . . . . . . . . . . . . . . . . . . . . . . . .  2
             2.4.  Application of Proceeds . . . . . . . . . . . . . . . . .  2

   3.  Interest; Pricing Options; Fees . . . . . . . . . . . . . . . . . . .  2
             3.1.  Interest  . . . . . . . . . . . . . . . . . . . . . . . .  2
             3.2.  Eurodollar Pricing Options  . . . . . . . . . . . . . . .  3
             3.2.1.  Eurodollar Pricing Options  . . . . . . . . . . . . . .  3
             3.2.2.  Notice to Lenders and Company . . . . . . . . . . . . .  3
             3.2.3.  Selection of Eurodollar Interest Periods  . . . . . . .  3
             3.2.4.  Additional Compensation . . . . . . . . . . . . . . . .  4
             3.2.5.  Change in Applicable Laws, Regulations, etc.  . . . . .  4
             3.2.6.  Funding Procedure . . . . . . . . . . . . . . . . . . .  4
             3.3.  Commitment Fees . . . . . . . . . . . . . . . . . . . . .  5
             3.4.  Capital Adequacy; Regulatory Changes  . . . . . . . . . .  5
             3.4.1.  Lender's Compensation . . . . . . . . . . . . . . . . .  5
             3.4.2.  Substitution or Replacement of Lender . . . . . . . . .  6
             3.5.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  6
             3.6.  Computations of Interest  . . . . . . . . . . . . . . . .  7

   4.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
             4.1.  Payment at Maturity . . . . . . . . . . . . . . . . . . .  7
             4.2.  Maximum Amount of Credit  . . . . . . . . . . . . . . . .  7
             4.3.  Voluntary Prepayments of Loan . . . . . . . . . . . . . .  7
             4.4.  Application of Payments . . . . . . . . . . . . . . . . .  7
             4.5.  Payment and Interest Cut-off  . . . . . . . . . . . . . .  8

   5.  Conditions to Extending Credit  . . . . . . . . . . . . . . . . . . .  8
             5.1.  Officer's Certificate . . . . . . . . . . . . . . . . . .  8
             5.2.  Notes . . . . . . . . . . . . . . . . . . . . . . . . . .  8
             5.3.  Legal Opinions  . . . . . . . . . . . . . . . . . . . . .  8
             5.4.  Tax Sharing Arrangements  . . . . . . . . . . . . . . . .  8
             5.5.  Perfection of Security  . . . . . . . . . . . . . . . . .  8
             5.6.  Closing Fees  . . . . . . . . . . . . . . . . . . . . . .  9
             5.7.  Proper Proceedings  . . . . . . . . . . . . . . . . . . .  9
             5.8.  Legality, etc.  . . . . . . . . . . . . . . . . . . . . .  9
             5.9.  General . . . . . . . . . . . . . . . . . . . . . . . . .  9

   6.  Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
             6.1.  Credit Security . . . . . . . . . . . . . . . . . . . . .  9
             6.2.  Additional Credit Security  . . . . . . . . . . . . . . . 10
             6.3.  Representations, Warranties and Covenants with Respect to
             Credit Security . . . . . . . . . . . . . . . . . . . . . . . . 10
             6.3.1.  Pledged Stock . . . . . . . . . . . . . . . . . . . . . 11
             6.3.2.  No Liens  . . . . . . . . . . . . . . . . . . . . . . . 11
             6.3.3.  Perfection of Credit Security . . . . . . . . . . . . . 11
             6.3.4.  Governmental Consents; Validity of Pledge . . . . . . . 11
             6.4.  Administration of Credit Security . . . . . . . . . . . . 12
             6.4.1.  Distributions . . . . . . . . . . . . . . . . . . . . . 12
             6.4.2.  Voting  . . . . . . . . . . . . . . . . . . . . . . . . 12

             6.4.3.  Custody of Credit Security  . . . . . . . . . . . . . . 12
             6.4.4.  Governmental Consents and Approvals . . . . . . . . . . 13
             6.5.  Right to Realize upon Credit Security . . . . . . . . . . 13
             6.5.1.  Marshaling  . . . . . . . . . . . . . . . . . . . . . . 13
             6.5.2.  Sales of Credit Security  . . . . . . . . . . . . . . . 14
             6.5.3.  Sale without Registration . . . . . . . . . . . . . . . 14
             6.5.4.  Application of Proceeds . . . . . . . . . . . . . . . . 15
             6.6.  Governmental Regulation . . . . . . . . . . . . . . . . . 16

   7.  General Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 16
             7.1.   Taxes and Other Charges  . . . . . . . . . . . . . . . . 16
             7.2.  Conduct of Business, etc. . . . . . . . . . . . . . . . . 17
             7.2.1.  Types of Business . . . . . . . . . . . . . . . . . . . 17
             7.2.2.  Statutory Compliance  . . . . . . . . . . . . . . . . . 17
             7.3.  Financial Statements and Reports  . . . . . . . . . . . . 17
             7.3.1.  Annual Reports  . . . . . . . . . . . . . . . . . . . . 17
             7.3.2.  Quarterly Reports . . . . . . . . . . . . . . . . . . . 18
             7.3.3.  Other Reports . . . . . . . . . . . . . . . . . . . . . 19
             7.3.4.  Notice of Material Litigation, etc. . . . . . . . . . . 19
             7.3.5.  ERISA Reports . . . . . . . . . . . . . . . . . . . . . 20
             7.3.6.  Other Information . . . . . . . . . . . . . . . . . . . 20
             7.4.  Consolidated Net Worth  . . . . . . . . . . . . . . . . . 21
             7.5.  GALIC Statutory Surplus . . . . . . . . . . . . . . . . . 21
             7.6.  Consolidated Financing Debt . . . . . . . . . . . . . . . 21
             7.7.  GALIC Risk Based Capital Ratio  . . . . . . . . . . . . . 21
             7.8.  Restrictions on Liens . . . . . . . . . . . . . . . . . . 21
             7.9.  Restrictions on Distributions . . . . . . . . . . . . . . 22
             7.10.  Merger, Consolidation and Sale of Assets . . . . . . . . 22
             7.11.  Distributions from Subsidiaries  . . . . . . . . . . . . 23
             7.12.  Compliance with ERISA  . . . . . . . . . . . . . . . . . 23
             7.13.  Transactions with Affiliates.  . . . . . . . . . . . . . 23
             7.14.  Compliance with Environmental Laws . . . . . . . . . . . 23

   8.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . 24
             8.1.  Organization and Business . . . . . . . . . . . . . . . . 24
             8.1.1.  The Company . . . . . . . . . . . . . . . . . . . . . . 24
             8.1.2.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . 25
             8.1.3.  Qualification . . . . . . . . . . . . . . . . . . . . . 25
             8.2.  Financial Statements and Other Information  . . . . . . . 25
             8.3.  Changes in Condition  . . . . . . . . . . . . . . . . . . 26
             8.4.  Title to Assets . . . . . . . . . . . . . . . . . . . . . 26
             8.5.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . 26
             8.6.  Enforceability; No Legal Obstacle to Agreements . . . . . 27
             8.7.  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . 28
             8.8.  Pension Plans . . . . . . . . . . . . . . . . . . . . . . 28
             8.9.  Government Regulation.  . . . . . . . . . . . . . . . . . 28
             8.10.  Environmental Regulation . . . . . . . . . . . . . . . . 28
             8.11.  Laurentian Acquisition Agreement, etc  . . . . . . . . . 29
             8.12.  Margin Stock . . . . . . . . . . . . . . . . . . . . . . 29
             8.13.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . 29

   9.  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
             9.1.  Events of Default . . . . . . . . . . . . . . . . . . . . 29
             9.2.  Certain Actions Following an Event of Default . . . . . . 32
             9.2.1.  No Obligation to Extend Credit  . . . . . . . . . . . . 32
             9.2.2.  Exercise of Rights; Credit Security . . . . . . . . . . 33
             9.2.3.  Acceleration  . . . . . . . . . . . . . . . . . . . . . 33
             9.2.4.  Setoff  . . . . . . . . . . . . . . . . . . . . . . . . 33
             9.2.5.  Cumulative Remedies . . . . . . . . . . . . . . . . . . 33

             9.3.  Annulment of Defaults . . . . . . . . . . . . . . . . . . 33
             9.4.  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . 34

   10.  Expenses; Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . 34
             10.1.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . 34
             10.2.  General Indemnity  . . . . . . . . . . . . . . . . . . . 35

   11.  Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
             11.1.  Interests in Credits . . . . . . . . . . . . . . . . . . 35
             11.2.  Agent's Authority to Act, etc. . . . . . . . . . . . . . 36
             11.3.  Company to Pay Agent, etc. . . . . . . . . . . . . . . . 36
             11.4.  Lender Operations for Advances, etc. . . . . . . . . . . 36
             11.4.1.  Advances . . . . . . . . . . . . . . . . . . . . . . . 37
             11.4.2.  Agent to Allocate Payments . . . . . . . . . . . . . . 37
             11.4.3.  Delinquent Lenders . . . . . . . . . . . . . . . . . . 37
             11.5.  Sharing of Payments, etc.  . . . . . . . . . . . . . . . 38
             11.6.  Amendments, Consents, Waivers, etc.  . . . . . . . . . . 38
             11.7.  Agent's Resignation  . . . . . . . . . . . . . . . . . . 39
             11.8.  Concerning the Agent . . . . . . . . . . . . . . . . . . 40
             11.8.1.  Action in Good Faith, etc. . . . . . . . . . . . . . . 40
             11.8.2.  No Implied Duties, etc.  . . . . . . . . . . . . . . . 40
             11.8.3.  Validity, etc. . . . . . . . . . . . . . . . . . . . . 40
             11.8.4.  Compliance . . . . . . . . . . . . . . . . . . . . . . 41
             11.8.5.  Employment of Agents and Counsel . . . . . . . . . . . 41
             11.8.6.  Reliance on Documents and Counsel  . . . . . . . . . . 41
             11.8.7.  Agent's Reimbursement  . . . . . . . . . . . . . . . . 41
             11.8.8.  Agent's Fee  . . . . . . . . . . . . . . . . . . . . . 42
             11.9.  Rights as a Lender . . . . . . . . . . . . . . . . . . . 42
             11.10.  Independent Credit Decision . . . . . . . . . . . . . . 42
             11.11.  Indemnification . . . . . . . . . . . . . . . . . . . . 42

   12.  Successors and Assigns; Lender Assignments and Participations  . . . 43
             12.1.  Assignments by Lenders . . . . . . . . . . . . . . . . . 43
             12.1.1.  Assignees and Assignment Procedures  . . . . . . . . . 43
             12.1.2.  Terms of Assignment and Acceptance . . . . . . . . . . 44
             12.1.3.  Register . . . . . . . . . . . . . . . . . . . . . . . 45
             12.1.4.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . 45
             12.1.5.  Foreign Persons  . . . . . . . . . . . . . . . . . . . 46
             12.1.6.  Federal Reserve Bank . . . . . . . . . . . . . . . . . 46
             12.1.7.  Further Assurances . . . . . . . . . . . . . . . . . . 46
             12.2.  Credit Participants  . . . . . . . . . . . . . . . . . . 46

   13.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . 47

   14.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

   15.  Course of Dealing, Amendments and Waivers  . . . . . . . . . . . . . 49

   16.  Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

   17.  Venue; Service of Process  . . . . . . . . . . . . . . . . . . . . . 49

   18.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . 50

   19.  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

                                     EXHIBITS


   Exhibit 1      -      Definitions of Capitalized Terms

   Exhibit 2.3 -    Form of Note

   Exhibit 5.1    - Form of Officer's Certificate

   Exhibit 8.1    - The Company and its Subsidiaries

   Exhibit 8.8 -    Defined Benefit Plans

   Exhibit 8.10     -    Environmental Regulation

   Exhibit 12.1.1 - Assignment and Acceptance




                           AMERICAN ANNUITY GROUP, INC.

                                 CREDIT AGREEMENT


     This Agreement, dated as of November 10, 1995, is among American Annuity Group, Inc., a Delaware corporation, the Lenders (as defined in Exhibit 1) and The First National Bank of Boston, for itself and as agent for the Lenders. The parties agree as follows:

   1.  Restatement; Definitions.

     1..1. Amendment and Restatement. Effective on the Effective Date, this Agreement amends and restates in its entirety the Credit Agreement originally dated as of January 31, 1994, as amended and restated as of December 7, 1994, as now in effect, among the parties hereto.

     1..2. Definitions; Certain Rules of Construction. Except as the context otherwise explicitly requires, (i) the capitalized term "Section" refers to sections of this Agreement, (ii) the capitalized term "Exhibit" refers to exhibits to this Agreement, (iii) references to a particular Section shall include all subsections thereof, and (iv) the word "including" shall be construed as "including without limitation". Certain capitalized terms are used in this Agreement as specifically defined in Exhibit 1.

   2.  The Credit.

     2..1. Loan. Subject to all the terms and conditions of this Agreement and so long as no Default exists, the Lenders will lend to the Company loans in an aggregate principal amount not to exceed at any time outstanding the Maximum Amount of Credit. The aggregate principal amount of the loans made pursuant to this Section 2.1 at any one time outstanding is referred to as the "Loan."

     2..2. Borrowing Requests. Loans will be made to the Company by the Lenders under Section 2.1 on any Banking Day on or after the Effective Date and prior to the Final Maturity Date. Not later than noon (Boston time) on the Closing Date for any such loan (or the third Banking Day prior to the requested Closing Date if any portion of such loan will be subject to a Eurodollar Pricing Option), the Company will give the Agent notice of its request (which may be given by a telephone call received by an Agent Officer and promptly confirmed in writing), specifying (i) the amount of the requested loan (not less than $500,000 and an integral multiple of $100,000), and (ii) the requested Closing Date therefor. Each such loan will be made at the Boston Office by depositing the amount thereof to the general account of the Company with the Agent. In connection with each such loan, the Company shall furnish to the Agent a certificate dated the applicable Closing Date in substantially the form of Exhibit 5.1, together with any other documents required by Section 5.

     2..3. Notes. The Loan shall be evidenced by notes in substantially the form of Exhibit 2.3 (the "Notes") payable by the Company to each Lender. Each Lender shall keep a record of the date and amount of (i) each loan made by such Lender pursuant to Section 2.1 and (ii) each payment of principal made pursuant to Section 4. Prior to the transfer of any Note, the Lender shall endorse on a schedule thereto appropriate notations evidencing such dates and amounts; provided, however, that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Company under this Agreement, the Notes or any other Credit Document.

     2..4.  Application of Proceeds.  The Company covenants that the proceeds of the Loan will be applied only for lawful corporate purposes of the Company, including increasing the capital of any Subsidiary and the consummation of the Laurentian Acquisition. The Company will not directly or indirectly apply any part of the proceeds of any extension of credit made pursuant to this Agreement to purchase or to carry Margin Stock or to refinance any loan incurred for such purpose or to any transaction prohibited by the Foreign Trade Regulations or by other laws or regulations applicable to any of the Lenders.

   3.  Interest; Pricing Options; Fees.

     3..1. Interest. The Loan shall accrue and bear daily interest at a rate per annum which shall at all times equal the Applicable Rate. Prior to any stated or accelerated maturity of the Loan, the Company will, on each Payment Date, beginning on the first Payment Date after the Effective Date, pay the accrued and unpaid interest on the portion of the Loan which was not subject to a Eurodollar Pricing Option. On the last day of each Eurodollar Interest Period or on any earlier termination of any Eurodollar Pricing Option, the Company will pay the accrued and unpaid interest on the portion of the Loan which was subject to the Eurodollar Pricing Option which expired or terminated on such date; provided, however, that if any Eurodollar Interest Period is longer than three months, the Company will also pay the accrued and unpaid interest on the portion of the principal amount of the Loan subject to the Eurodollar Pricing Option having such Eurodollar Interest Period at three month intervals, the first such payment to be made on the last Banking Day of the three month period which begins on the first day of such Eurodollar Interest Period. On any stated or accelerated maturity of the Loan, the Company will pay all accrued and unpaid interest on the Loan, including any accrued and unpaid interest on such portion of the Loan which is subject to a Eurodollar Pricing Option. In addition, the Company will on demand pay daily interest on any overdue principal and, to the extent not prohibited by applicable law, on any overdue installments of interest and fees owed under any Credit Document at a rate per annum which is at all times equal to the sum of 3% plus the highest Applicable Rate then in effect. All payments of interest hereunder shall be made to the Agent for the account of the Lenders in accordance with the Lenders' respective Percentage Interests.

     3..2.  Eurodollar Pricing Options.

          3..2..1. Eurodollar Pricing Options. Subject to all the terms and conditions hereof and so long as no Default exists, the Company may from time to time, by irrevocable notice to the Agent received not less than three Banking Days prior to the commencement of the Eurodollar Interest Period selected in such notice, elect to have such portion of the Loan as the Company may specify in such notice accrue and bear daily interest during the Eurodollar Interest Period so selected at the Applicable Rate computed on the basis of the Eurodollar Rate. No such election shall become effective if, prior to the commencement of any such Eurodollar Interest Period, the Agent determines that (a) the electing or granting of the Eurodollar Pricing Option in question would violate a Legal Requirement or (b) Eurodollar deposits in an amount equal to the principal amount of the Loan as to which such Eurodollar Pricing Option has been elected and which have a term corresponding to the proposed Eurodollar Interest Period are not readily available in the inter-bank Eurodollar market for delivery at any Eurodollar Office or, by reason of circumstances affecting such market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Eurodollar Interest Period.

          3..2..2. Notice to Lenders and Company. Upon determination by the Agent of the Eurodollar Rate for such Eurodollar Interest Period or in the event no such election shall become effective, the Agent will promptly notify the Company and each Lender (by telephone subsequently confirmed in writing or otherwise) of the Eurodollar Rate so determined or why such election did not become effective.

          3..2..3. Selection of Eurodollar Interest Periods. Eurodollar Interest Periods shall be selected so that:

               (i) the minimum portion of the Loan subject to any Eurodollar Pricing Option shall be $1,000,000 and an integral multiple of $500,000;

               (ii) no more than six Eurodollar Pricing Options shall be outstanding at any one time; and

               (iii) no Eurodollar Interest Period with respect to any part of the Loan subject to a Eurodollar Pricing Option shall expire later than the Final Maturity Date.

          3..2..4. Additional Compensation. If any portion of the Loan which is subject to a Eurodollar Pricing Option is repaid, or any Eurodollar Pricing Option is terminated on a date which is prior to the last Banking Day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option, the Company will pay to the Agent for the account of each Lender, in accordance with the Lenders' respective Percentage Interests, in addition to any amounts of interest otherwise payable hereunder, an amount equal to daily interest for the unexpired portion of such Eurodollar Interest Period on the portion of the Loan so repaid, or as to which a Eurodollar Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of (i) the Eurodollar Rate calculated on the basis of the rate applicable to such Eurodollar Pricing Option minus (ii) the rate of interest obtainable by the Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date approximating the last Banking Day of such Eurodollar Interest Period. For purposes of this Section 3.2.4, if any portion of the Loan which was to have been subject to a Eurodollar Pricing Option is not outstanding on the first day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option, the Company shall be deemed to have terminated such Eurodollar Pricing Option with respect to such principal amount. The determination by the Agent of such amount of interest shall, in the absence of manifest error, be conclusive.

          3..2..5. Change in Applicable Laws, Regulations, etc. If any Legal Requirement shall prevent any Lender from funding or maintaining through the purchase or holding of Eurodollar deposits any portion of the Loan subject to a Eurodollar Pricing Option or otherwise from giving effect to such Lender's obligations as contemplated hereby, (i) the Agent may (and, upon the request of the affected Lender, shall) by notice to the Company terminate all of the affected Eurodollar Pricing Options, (ii) the portion of the Loan subject to such terminated Eurodollar Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Base Rate and (iii) the Company shall make any payment required by Section 3.2.4.

          3..2..6. Funding Procedure. The Lenders may actually fund any portion of the Loan subject to a Eurodollar Pricing Option in any manner they may choose in their discretion. Regardless of the manner selected by any of the Lenders to fund any portion of the Loan subject to a Eurodollar Pricing Option, however, all amounts payable hereunder, including the interest rate applicable to any such portion of the Loan and the amounts payable under Sections 3.2.4 and 3.6, shall be computed as if each Lender had actually funded such Lender's Percentage Interest in such portion of the Loan through the purchase of deposits in such amount with a maturity the same as the applicable Eurodollar Interest Period relating thereto and through the transfer of such deposits from an office of the Lender having the same location as the applicable Eurodollar Office to one of such Lender's offices in the United States of America.

     3..3. Commitment Fees. In consideration of the Lenders' Commitments to make the extensions of credit provided for in Section 2, while such commitments are outstanding, the Company will pay to the Agent for the account of the Lenders in accordance with their respective Percentage Interests, on each Payment Date after the Effective Date, an amount equal to daily interest at the rate of 1/4 of 1% per annum on the amount by which (i) the daily Maximum Amount of Credit during the three-month period ending on such date exceeded (ii) the daily Loan during such period; provided, however, that the amount due on the first Payment Date after the Effective Date shall be for the period beginning on the Effective Date and ending on such Payment Date.

     3..4.  Capital Adequacy; Regulatory Changes.

          3..4..1. Lender's Compensation. If any Lender shall have determined that (a) compliance by such Lender with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy immediately before such compliance and assuming that such Lender's capital was fully utilized prior to such compliance) by any amount deemed by such Lender to be material, or (b) any change in any Legal Requirement after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to the Loan, (ii) impose a cost on such Lender that is attributable to the making or maintaining of, or such Lender's commitment to make, its portion of the Loan, or (iii) require such Lender to make any payment on or calculated by reference to the gross amount of any amount received by such Lender under any Credit Document, then, in the case of clause (a) or (b), upon demand by the Lender so affected, accompanied by the certificate referred to below, the Company shall pay to such Lender from time to time as specified by such Lender such additional amounts as such Lender determines will be sufficient to fully compensate such Lender for such reduced return, reduction, increased cost or payment, each such payment to be made within 90 days after delivery of such notice. A certificate of an officer of such Lender setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          3..4..2. Substitution or Replacement of Lender. If any Lender shall demand compensation under Section 3.4.1, the Company shall not be obligated to make any payment under Section 3.4.1 if, within 90 days after delivery of such demand:

          (a) The Company shall have obtained a substitute Lender (which may be one or more of the Lenders and which shall be reasonably satisfactory to the Agent) to purchase the portion of the Loan then held by, and to assume the Commitment of, the Lender demanding compensation. Such substitution shall be consummated as an assignment, with the substitute Lender paying to the Lender being replaced the amount of principal, interest and commitment fees hereunder owed to the Lender being replaced, accrued through the date of such assignment, and the Company paying to the Lender being replaced all other Credit Obligations (including any amounts due under Section 3.2.4) owed to the Lender being replaced, accrued through the date of such assignment; or

          (b) The Company shall have (i) repaid to the Lender demanding compensation its Percentage Interest of the Loan, without premium (but including any repayments required by Section 3.2.4), (ii) repaid to such Lender all other amounts required by this Agreement, (iii) terminated the Commitment of such Lender and (iv) reduced the Maximum Amount of Credit then in effect by the amount of such Lender's Commitment, at which time the remaining Lenders' respective Percentage Interests shall be adjusted accordingly.

     3..5. Taxes. If (a) any Lender shall be subject to any Tax or (b) the Company shall be required to withhold or deduct any Tax, the Company will on demand by the Agent (which demand shall be made by the Agent upon request by the affected Lender), accompanied by the certificate referred to below, pay to the Agent for such Lender's account such additional amount as is necessary to enable such Lender to receive on an after-Tax basis the full amount of all payments of principal, interest, fees, expenses, indemnities and other amounts payable to such Lender under any Credit Document.
   Whenever Taxes must be withheld by the Company with respect to any payments of the Credit Obligations, the Company shall promptly furnish to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld. If the Company fails to pay any such Taxes when due or fails to remit to the Agent for the account of the applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Company shall indemnify the affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure. Each Lender agrees that if, after the payment by the Company of any such additional amount, any amount identifiable as a part thereof is subsequently recovered or used as a credit by such Lender, such Lender shall reimburse the Company to the extent of the amount so recovered or used. A certificate of an officer of such Lender setting forth the amount of such Tax or recovery or use and the basis therefor shall, in the absence of manifest error, be conclusive.

     3..6. Computations of Interest. For purposes of this Agreement, interest (and any amount expressed as interest) shall be computed on a daily basis and on the basis of a 360-day year.

   4.  Payment.

     4..1. Payment at Maturity. On the stated or any accelerated maturity of the Notes, the Company will pay to the Agent for the account of each Lender an amount equal to the Loan then due, together with all accrued and unpaid interest thereon and all other Credit Obligations then outstanding.

     4..2. Maximum Amount of Credit. If at any time the Loan exceeds the Maximum Amount of Credit, the Company will promptly pay the amount of such excess to the Agent for the account of the Lenders for credit to the Loan.

     4..3. Voluntary Prepayments of Loan. In addition to the prepayments required by Section 4.2, the Company may from time to time prepay all or any portion of the Loan (in a minimum amount of $100,000 and an integral multiple of $100,000), without premium (except as provided in Section 3.2.4 with respect to Eurodollar Pricing Options). The Company shall give the Agent at least one Banking Day's prior notice of its intention to prepay (three Banking Days' notice if any such portion of the Loan to be prepaid is subject to a Eurodollar Pricing Option), specifying the date of payment, the total principal amount of the Loan to be paid on such date and the amount of interest to be paid with such prepayment.

     4..4. Application of Payments. Any prepayment of the Loan shall be applied (pro rata in accordance with the Lenders' respective Percentage Interests) first to the portion of the Loan not then subject to Eurodollar Pricing Options, then the balance of any such prepayment shall be applied to the portion of the Loan then subject to Eurodollar Pricing Options, in the chronological order of the respective maturities thereof, together with any payments required by Section 3.2.4. All payments of principal hereunder shall be made to the Agent for the account of each Lender in accordance with the Lenders' respective Percentage Interests.

     4..5. Payment and Interest Cut-off. For all prepayments of the Loan, the Company shall pay to the Agent for each Lender's account the principal amount to be prepaid, together with unpaid interest in respect thereof accrued to the date of prepayment. Notice of prepayment having been given in accordance with Section 4.3, and whether or not notice is given of prepayments pursuant to Section 4.2, the amount specified to be prepaid shall become due and payable on the date specified for prepayment, and from and after such date (except to the extent the Company shall fail to make the payment thereof) interest thereon shall cease to accrue.

   5. Conditions to Extending Credit. The obligations of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date for such extension of credit, of the following conditions:

     5..1. Officer's Certificate. The representations and warranties contained in Sections 6.3 and 8 shall be true and correct on and as of each Closing Date with the same force and effect as though originally made on and as of such date; no Default shall exist on such Closing Date prior to or immediately after giving effect to the requested extension of credit; as of such Closing Date, no Material Adverse Change shall have occurred; and the Company shall have furnished to the Agent on such Closing Date a certificate to these effects, in substantially the form of Exhibit 5.1, signed by a Financial Officer.

     5..2. Notes. On the Effective Date, the Company shall have executed the Notes and delivered them to the Agent.

     5..3. Legal Opinions. On the Effective Date, the Lenders shall have received from the following counsel, hereby authorized and directed by the Company with respect to its counsel, their respective opinions with respect to the transactions contemplated by the Credit Documents, which opinions shall be in form and substance satisfactory to the Agent.

          5..3..1.  Keating, Muething & Klekamp, counsel for the Company.

          5..3..2.  Ropes & Gray, special counsel for the Agent.

     5..4. Tax Sharing Arrangements. The tax sharing agreements (a) between AFC and the Company, and (b) between AFC and GALIC, previously furnished by the Company to the Agent, shall be satisfactory in form and substance to the Agent in its sole discretion.

     5..5. Perfection of Security. The Company shall have duly authorized, executed, acknowledged, delivered, filed, registered and recorded such security agreements, notices, financing statements and other instruments as the Agent may have requested in order to perfect the security interests and encumbrances purported or required pursuant to the Credit Documents to be created in the Credit Security.

     5..6. Closing Fees. On the Effective Date the Company shall pay to the Agent (a) for the Lenders' accounts in accordance with their respective Percentage Interests a closing fee in the aggregate amount of $75,000 and
   (b) for its own account an arrangement fee in the amount separately agreed between the Company and the Agent.

     5..7. Proper Proceedings. This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of the Company. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

     5..8. Legality, etc. The making of the requested extension of credit shall not (i) subject any Lender to any penalty or special Tax (other than a Tax for which the Company has reimbursed the Lenders under Section 3.5),
   (ii) be prohibited by any law or governmental order or regulation applicable to any Lender or (iii) violate any voluntary credit restraint program of the executive branch of the government of the United States of America, the Board of Governors of the Federal Reserve System or any other governmental or administrative agency so long as any Lender reasonably believes that compliance therewith is in the best interests of such Lender.

     5..9. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and each other Credit Document shall be satisfactory in form and substance to the Agent, and the Lenders shall have received copies of all documents, including records of corporate proceedings, appraisals and opinions of counsel, which any Lender may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

   6.  Security.

     6..1. Credit Security. As security for the payment and performance of the Credit Obligations, the Company hereby mortgages, pledges, grants and assigns to the Agent for the benefit of the Lenders and the holders from time to time of any Credit Obligation, and creates a first priority security interest in, all of the Company's right, title and interest in and to (but none of its obligations or liabilities with respect to) the following:

          6..1..1. 50,250 shares or such greater or lesser number of shares of the Common Stock of GALIC which constitutes at all times at least 25% of the issued and outstanding shares of capital stock of all classes of GALIC.

          6..1..2.  All Distributions with respect to the stock described in
     Section 6.1.1.

          6..1..3. Such Additional Collateral provided by the Company as may be necessary from time to time in order for the Company to comply with
     Section 6.2.

          6..1..4.  All proceeds of the foregoing.

     The Company has delivered to the Agent in pledge under this Section 6.1, certificates representing 50,250 shares of the Common Stock of GALIC accompanied by stock transfer powers duly executed in blank. The shares of capital stock from time to time pledged hereunder are referred to as the "Pledged Stock", and the Pledged Stock, Distributions with respect thereto, any other Additional Collateral provided by the Company under Section 6.2 and all proceeds thereof are included in the term "Credit Security."

     6..2. Additional Credit Security. If GALIC shall receive at any time an A.M. Best rating below any "A" category, then, upon the written request of the Required Majority Lenders, the Agent shall by notice in writing to the Company, request the delivery of additional shares of Common Stock of GALIC, or other additional collateral offered by the Company in form and substance satisfactory to the Required Majority Lenders (the "Additional Collateral"), and in any event having a Collateral Value at all times equal to or exceeding the amount of the Loan then outstanding in excess of $37,500,000 (the "Loan Margin"). Upon receipt of any such notice, the Company shall promptly, and in any event within 10 Banking Days, deliver to the Agent the Additional Collateral. If the Agent shall at any time give the Company notice that the aggregate Collateral Value of the Additional Collateral is less than the Loan Margin, the Company will promptly, and in any event, within 10 Banking Days, deliver to the Agent further Additional Collateral so that after giving effect thereto the aggregate Collateral Value of all Additional Collateral equals or exceeds the Loan Margin. If the aggregate Collateral Value of the Additional Collateral exceeds the Loan Margin for a period of 10 Banking Days, then upon the written request of the Company, so long as no Default shall exist, the Agent shall return to the Company such portion of the Additional Collateral then in excess of the Loan Margin as the Company may request. If GALIC shall subsequently receive an A.M. Best Rating in any "A" category, then, upon written request of the Company, so long as no Default shall exist, the Agent shall return to the Company such Additional Collateral as the Company may so request.

     6..3. Representations, Warranties and Covenants with Respect to Credit Security. The Company represents, warrants and covenants that:

          6..3..1. Pledged Stock. The Pledged Stock is and shall be at all times duly authorized, validly issued, fully paid and nonassessable and is owned by the Company. The certificates delivered to the Agent pursuant to
     Section 6.1 evidence capital stock that constitutes the percentages of the capital stock of GALIC specified in such Section. Contemporaneously with the issuance of any additional capital stock by GALIC, the Company will hold in trust and promptly deliver to the Agent on behalf of the Lenders certificates representing the additional Pledged Stock necessary to maintain the percentages specified in Section 6.1, accompanied by stock transfer powers duly executed in blank, and, if the Agent shall so request, with the signature guaranteed, all in form and manner satisfactory to the Lenders. Upon the occurrence of an Event of Default, the Agent shall have the right to have such certificates issued in its name, or the name of its nominee, as pledgee. The Company will cause the Agent to be registered as pledgee with respect to any uncertificated Pledged Stock on the transfer books of the issuer, any transfer agent or clearing house.

          6..3..2. No Liens. All Credit Security is and shall be free and clear of any Liens and restrictions on the transfer thereof except for (i) restrictions on transfer of the Pledged Stock imposed by state, federal or other applicable securities or insurance laws or the regulations of any Insurance Authority, and (ii) Liens created hereby.

          6..3..3. Perfection of Credit Security. Upon the Agent's written request from time to time, the Company will make, execute, acknowledge and deliver all such instruments, including without limitation, appropriate financing statements and notices, and take all such action as the Agent may deem necessary or advisable to perfect the security interests granted by this Section 6 and otherwise to carry out the intent and purposes of this Agreement or for assuring and confirming to the Lenders the Credit Security, including any Additional Collateral under Section 6.2.

          6..3..4. Governmental Consents; Validity of Pledge. The Company has obtained or has caused to be obtained all material approvals, consents, orders, authorizations and licenses from, has given all notices promptly to, has registered or filed all material agreements, instruments or documents with, and has taken all other action with respect to, any governmental or regulatory authority, agency or official (including Insurance Authorities) necessary to ensure the legality, validity, binding effect and enforceability of the grant of the security interests in the Credit Security owned by it to the Agent for the ratable benefit of the Lenders. The provisions of this Section 6 are effective to create in favor of the Agent for the ratable benefit of the Lenders a legal, valid and enforceable first priority Lien on and security interest in, all right, title and interest of the Company in the Credit Security.

     6..4. Administration of Credit Security. The Credit Security shall be administered as follows, and if an Event of Default shall have occurred,
   Section 6.5 shall also apply.

          6..4..1.  Distributions.

               (i) Unless an Event of Default shall occur, the Company shall be entitled to receive all Ordinary Dividends paid on the Pledged Stock as distributions of earnings and profits. All distributions other than Ordinary Dividends made or paid on the Pledged Stock will be retained by the Agent (or if received by the Company shall be held by the Company in trust and shall be forthwith paid by it to the Agent in the original form received, endorsed in blank) and held by the Agent as a part of the Credit Security.

               (ii) If an Event of Default shall occur, all Distributions and other payments with respect to the Pledged Stock shall be retained by the Agent (or if received by the Company shall be held by the Company in trust and shall be forthwith paid by it to the Agent in the original form received, endorsed in blank) and held by the Agent as part of the Credit Security or applied by the Agent to the payment of the Credit Obligations in accordance with Section 6.5.4.

          6..4..2.  Voting.

               (i) Until an Event of Default shall occur, the Company shall be entitled to vote or consent with respect to the Pledged Stock in any manner not inconsistent with the terms of any Credit Document, and the Agent will, if so requested, execute appropriate revocable proxies therefor.

               (ii) If an Event of Default shall occur, and if and to the extent that the Agent shall so notify the Company in writing, only the Agent (with the written consent of the Required Majority Lenders) shall be entitled to vote or consent or take any other action with respect to the Pledged Stock (and the Company or the appropriate Subsidiary of the Company will, if so requested, execute or cause to be executed appropriate proxies therefor).

          6..4..3. Custody of Credit Security. The Agent will use reasonable care in the custody and physical preservation of any Credit Security in its possession. Except as set forth in the immediately preceding sentence, and except as provided by applicable law that cannot be waived, the Agent will have no duty with respect to the custody and protection of the Credit Security, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties. The Lenders will not be liable or responsible for any loss or damage to any Credit Security, or for any diminution in the value thereof, by reason of the act or omission of any agent selected by the Agent acting in good faith in a commercially reasonable manner.

          6..4..4. Governmental Consents and Approvals. The Company will, and will cause each of its Subsidiaries to, obtain or cause to be obtained promptly all such material approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such material agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any governmental or regulatory authority (including Insurance Authorities), agency or official as may be required from time to time under any provision of any applicable law:

               6..4..4..1. For the performance by the Company of any of its agreements or obligations under any of the Credit Documents;

               6..4..4..2. To ensure the continuing legality, validity or binding effect or enforceability of the grant of a security interest pursuant to this Agreement, or any other security interests made or created in favor of the Lenders upon the terms contained in any of the Credit Documents; and

               6..4..4..3. To continue the conduct and operation of its business in the ordinary course.

     6..5. Right to Realize upon Credit Security. Except to the extent prohibited by applicable law that cannot be waived, this Section 6.5 shall govern the Lenders' right to realize upon the Credit Security if any Event of Default shall have occurred until such time as such Event of Default shall have been deemed not to exist nor to have occurred pursuant to Section
   9.3. The provisions of this Section 6.5 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Credit Document. In the case of a conflict between this Section
   6.5 and any other Credit Document, this Section 6.5 shall govern.

          6..5..1. Marshaling. The Lenders shall not be required to make any demand upon, accelerate, or pursue or exhaust any of their rights or remedies against the Company, any Subsidiary or any other Person with respect to the payment of the Credit Obligations, or to pursue or exhaust any of its rights or remedies with respect to any of the collateral therefor or any direct or indirect guarantee thereof. The Lenders shall not be required to marshal the Credit Security or any guarantee of the Credit Obligations or to resort to the Credit Security or any such guarantee in any particular order, and all of their rights hereunder shall be cumulative. To the extent it may lawfully do so, the Company hereby absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Lenders, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Credit Security made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, the Company agrees that it will not invoke or utilize any law which might delay or impede the enforcement of the Lenders' rights under this Agreement and hereby waives the same. In addition, the Company hereby waives any right to prior notice (except to the extent expressly required by this Agreement) or judicial hearing in connection with foreclosure on or disposition of any Credit Security, including any such right which the Company would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction.

          6..5..2. Sales of Credit Security. Any Credit Security may be sold for cash or other value in any number of lots at any commercially reasonable public or private sale, without demand, advertisement or notice; provided, however, that unless the Credit Security to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Company 15 days' prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice the Company and the Lenders hereby agree to be reasonable. At any sale of Credit Security (except to the extent prohibited by applicable law that cannot be waived) the Agent or any Lender or any of its respective officers acting on its behalf, or such Agent's or Lender's assigns, may bid for and purchase all or any part of the property and rights so sold and upon compliance with the terms of such sale may hold and dispose of such property and rights without further accountability to the Company, except for the proceeds of such sale pursuant to Section 6.5.4. The Company acknowledges that any such sale will be made by the Agent on an "as is" basis with disclaimers of all warranties, whether express or implied, to the extent permitted by applicable law. The Company will execute and deliver or cause to be executed and delivered such instruments, documents, assignments, waivers, certificates and affidavits, will supply or cause to be supplied such further information and will take such further action as the Agent shall require in connection with any such sale.

          6..5..3.  Sale without Registration.   If, at any time when the Agent
     shall determine to exercise its rights hereunder to sell all or part of the securities included in the Credit Security, the securities in question shall not be effectively registered under the Securities Act (or other applicable law), the Agent may, in its sole discretion, sell such securities by private or other sale not requiring such registration in such manner and in such circumstances as the Agent may deem necessary or advisable in order that such sale may be effected in a commercially reasonable manner without such registration and without the related delays, expense and uncertainty. Without limiting the generality of the foregoing, in any event the Agent may, in its sole discretion, (i) approach and negotiate with one or more possible purchasers to effect such sale, (ii) restrict such sale to one or more purchasers each of whom will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such securities and (iii) cause to be placed on certificates representing the securities in question a legend to the effect that such securities have not been registered under the Securities Act (or other applicable law) and may not be disposed of in violation of the provisions thereof. The Company agrees that such manner of disposition is commercially reasonable, that it will upon the Agent's request give any such purchaser access to such information regarding the issuer of the securities in question as the Agent may reasonably request and that the Lenders shall not incur any responsibility for selling all or part of the securities included in the Credit Security at any private or other sale not requiring such registration, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration under the Securities Act (or other applicable law) or until made in compliance with rules or other exemptions from the registration provisions under the Securities Act (or other applicable law). In the event that such securities are to be sold in a registered offering, the Company shall cooperate in preparing such registration statement and providing access to information in connection therewith. The Company acknowledges that no adequate remedy at law exists for breach by it of this Section 6.5.3 and that such breach would not be adequately compensable in damages and therefore agrees that this Section 6.5.3 may be specifically enforced.

          6..5..4. Application of Proceeds. The proceeds of all sales and collections in respect of any Credit Security or other assets of the Company, all funds collected from the Company and any cash contained in the Credit Security, the application of which is not otherwise specifically provided for herein, shall be applied as follows:

               First, to the payment of the costs and expenses of such sales and collections, the reasonable expenses of the Agent and the reasonable fees and expenses of its special counsel;

               Second, any surplus then remaining to the payment of the Credit Obligations in such order and manner as the Required Majority Lenders may in their sole discretion determine; provided, however, that any such payment shall be pro rata in accordance with the relative Percentage Interests of the Lenders;

               Third, any surplus then remaining shall be paid to the Company, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice.

     6..6. Governmental Regulation. To the extent that Credit Security shall include investments in or stock of an entity regulated as an insurance company by any Insurance Authority, then, notwithstanding anything else herein contained to the contrary, no action shall be taken by the Agent with respect to such Pledged Stock unless all requirements of applicable state and local law, and all applicable rules and regulations thereunder, requiring the consent to or approval of such action by an Insurance Authority or of any other governmental authority have been satisfied. Without limiting the generality of the foregoing, the Agent will effect an acquisition of control of the Company only with such approval or other action as may be required to be taken by the Ohio Superintendent of Insurance pursuant to Chapter 3901.31 of Title 39 of the Ohio Revised Code (or any similar successor provision). The Company covenants that, upon the Agent's request, it will file or cause to be filed such applications and take such other action as the Agent may request to obtain consent or approval of such Insurance Authority or of any governmental authority applicable to the Company and its Subsidiaries to any action contemplated by this Agreement and to give effect to the Lenders' security interests, including the execution of an application for consent by such Insurance Authority to an assignment or transfer involving a change in ownership or control. The Agent is hereby irrevocably appointed the true and lawful attorney of the Company, in its name and stead, to execute and file all necessary applications with such Insurance Authority and with any other governmental authority, the exercise of such appointment to commence only after the occurrence of a Default.

   7. General Covenants. The Company covenants that, until all of the Credit Obligations shall have been paid in full and until the Lenders' Commitments to extend credit under this Agreement and any other Credit Document shall have been irrevocably terminated, it and its respective Subsidiaries will comply with the following provisions:

     7..1.   Taxes and Other Charges.  Each of the Company and its Subsidiaries
   will duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge, or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that each of the Company and its Subsidiaries will pay or bond all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

     7..2.  Conduct of Business, etc.

          7..2..1. Types of Business. The Company and its Subsidiaries will engage only (i) in the businesses now conducted by the Company and described in the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994 (the "Company's 1994 Form 10-K"), (ii) in businesses related thereto, and (iii) following the Laurentian Acquisition, in any of the businesses now conducted by Laurentian, and in businesses related thereto.

          7..2..2.  Statutory Compliance.  Each of the Company and its

     Subsidiaries will comply in all material respects with all valid and applicable statutes, laws, ordinances, zoning and building codes and other rules and regulations of the United States of America, of the states and territories thereof and their counties, municipalities and other subdivisions and of any foreign country or other jurisdictions applicable to such Person, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings or where failure so to comply has not resulted, or does not pose a material risk of resulting, in the aggregate in any Material Adverse Change.

     7..3. Financial Statements and Reports. The Company and its Subsidiaries will maintain a system of accounting in which full and correct entries will be made of all transactions in relation to their business and affairs in accordance with GAAP. The fiscal year of the Company and its Subsidiaries will end on December 31 in each year.

          7..3..1. Annual Reports. The Company will furnish to the Lenders as soon as available, and in any event within 120 days after the end of each fiscal year:

               (i) The Annual Report of the Company as required by the Exchange Act on Form 10-K for the fiscal year then ended.

               (ii) The audited Consolidated financial statements of the Company and its Subsidiaries as at the end of such fiscal year (all in reasonable detail), together with comparative figures for the preceding fiscal year.

               (iii) Unqualified reports of the Company's present independent auditors (or other independent auditors reasonably satisfactory to the Agent), containing no material uncertainty, to the effect that they have audited such Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

               (iv) The internally prepared Consolidating balance sheet of the Company and its Subsidiaries and the Consolidating statement of earnings of the Company and its Subsidiaries for such fiscal year (all in reasonable detail).

               (v) A certificate of a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto, and (b) stating what changes, if any, have occurred in GAAP since the date of the financial statements described in Section 8.2(i).

               (vi) Computations by the Company demonstrating, as of the close of such fiscal year, compliance with Sections 7.4, 7.5, 7.6 and 7.7.

               (vii) Supplements to Exhibits 8.1 and 8.10 showing any changes in the information set forth in such Exhibits during the last quarter of such fiscal year, as well as any changes in the Charter, Bylaws or incumbency of officers of the Company and its Subsidiaries from those previously certified to the Agent.

          7..3..2. Quarterly Reports. The Company will furnish to the Lenders as soon as available and, in any event, within 60 days after the end of each of the first three fiscal quarters of the Company:

               (i) The Quarterly Report of the Company as required by the Exchange Act on Form 10-Q for the fiscal quarter then ended.

               (ii) The internally prepared Consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ending (all in reasonable detail).

               (iii) The internally prepared Consolidating balance sheet of the Company and its Subsidiaries and the Consolidating statement of earnings of the Company and its Subsidiaries for the portion of the fiscal year then ending (all in reasonable detail).

               (iv) A certificate signed by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

               (v) Computations by the Company demonstrating, as of the end of such quarter, compliance with Sections 7.4, 7.5, 7.6 and 7.7.

              (vi) Supplements to Exhibits 8.1 and 8.10 showing any changes in the information set forth in such Exhibits during such fiscal quarter, as well as any changes in the Charter, Bylaws or incumbency of officers of the Company and its Subsidiaries from those previously certified to the Agent.

          7..3..3. Other Reports. The Company will promptly furnish to the Lenders as soon as available copies of:

               7..3..3..1. all quarterly and annual financial statements, including all exhibits and schedules thereto, registration statements and other reports of GALIC in the form filed with the Superintendent of Insurance of the State of Ohio; and

               7..3..3..2. registration statements, proxy statements, financial statements and reports, including reports on Form 8-K, as may be filed with the Securities and Exchange Commission by the Company, as the Agent may request from time to time.

          7..3..4. Notice of Material Litigation, etc. The Company will promptly furnish to the Lenders notice of the occurrence of any litigation or any administrative or arbitration proceeding to which the Company or any Subsidiary may hereafter become a party which may involve any material risk of any material final judgment or liability not adequately covered by insurance or which may otherwise result in a Material Adverse Change or questions the validity or enforceability of any Credit Document. Promptly upon acquiring knowledge thereof, the Company will notify the Lenders of the existence of any Default, specifying the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

          7..3..5.  ERISA Reports.  The Company will:

               (i) Furnish the Lenders with a copy of any request for a waiver of the funding standards or an extension of the amortization period required by sections 303 and 304 of ERISA or section 412 of the Code, promptly after the Company or any Subsidiary (or any Person on their behalf) submits such request to the Department of Labor or the Internal Revenue Service.

               (ii) Notify the Lenders of any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation, promptly after the Company or any Subsidiary learns of such reportable event; and furnish the Lenders with a copy of the notice of such reportable event required to be filed with the PBGC, promptly after such notice is required to be given.

               (iii) Furnish the Lenders with a copy of any notice received by the Company or any Subsidiary that the PBGC has instituted or intends to institute proceedings under section 4042 of ERISA to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization status under Title IV of ERISA, promptly after receipt of such notice.

               (iv) Notify the Lenders of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA, as soon as the Company or any Subsidiary learns of such possibility and in any event prior to such termination; and furnish the Lenders with a copy of any notice to the PBGC that a Plan is to be terminated, promptly after the Company or any Subsidiary files a copy of such notice.

               (v) Notify the Lenders of the intention of the Company or any Subsidiary to withdraw, in whole or in part, from any Multiemployer Plan which may result in the incurrence by the Company or any Subsidiary of withdrawal liability in excess of $100,000 under Subtitle E of Title IV of ERISA, or of the termination, insolvency or reorganization status of any Multiemployer Plan under such Subtitle E which may result in liability to the Company or any Subsidiary in excess of $100,000, and, upon any Lender's request from time to time, of the extent of the liability, if any, of such Person as a result of such withdrawal, to be the best of such Person's knowledge at such time.

          7..3..6. Other Information. From time to time upon request of any authorized officer of the Lenders, the Company will furnish to the Lenders such other information regarding the business, affairs and financial condition of the Company and its Subsidiaries as such officer may reasonably request. The Agent's authorized officers and representatives shall have the right during normal business hours to examine the books and records of the Company and its Subsidiaries, to make copies, notes and abstracts therefrom and to make an independent examination of its books and records, for the purpose of verifying the accuracy of the reports delivered by any of the Company and its Subsidiaries pursuant to this
     Section 7.3 or otherwise and ascertaining compliance with this Agreement.

     7..4. Consolidated Net Worth. Consolidated Net Worth shall at all times equal or exceed (a) prior to the consummation of the Laurentian Acquisition, an amount equal to (i) $165,000,000 plus (ii) 50% of Consolidated Net Income

   (but only if positive for any fiscal quarter) for each fiscal quarter of the Company ending after March 31, 1994, and (b) after giving effect to the Laurentian Acquisition, an amount equal to (i) $230,000,000 plus (ii) 25% of Consolidated Net Income (but only if positive for any fiscal quarter) for each fiscal quarter of the Company ending after the consummation of the Laurentian Acquisition.

     7..5. GALIC Statutory Surplus. The Company will cause GALIC to maintain its surplus with respect to policyholders (including the Asset Valuation Reserve and Interest Maintenance Reserve), calculated in accordance with the applicable statutes of the State of Ohio as from time to time in effect ("GALIC Statutory Surplus"), at all times in an amount equal to or greater than $250,000,000.

     7..6. Consolidated Financing Debt. Consolidated Financing Debt (excluding shares of preferred stock of the Company or its Subsidiaries that have mandatory redemption or dividend rights) shall at no time (a) (i) prior to the consummation of Laurentian Acquisition, exceed 150% of Consolidated Net Worth, and (ii) after giving effect to the Laurentian Acquisition, exceed 125% of Consolidated Net Worth, or (b) exceed 90% of GALIC Statutory Surplus.

     7..7. GALIC Risk Based Capital Ratio. The Company will cause GALIC to maintain a Risk Based Capital Ratio (as defined by the National Association of Insurance Commissioners) at all times equal to or greater than 400%.

     7..8. Restrictions on Liens. Neither the Company nor any Subsidiary shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (including any arrangement or agreement which prohibits it from creating any Lien), except the following:

          7..8..1. Liens on the Credit Security which secure the Credit Obligations and restrictions on transfer and on Liens contained in the Credit Documents.

          7..8..2. Security interests in assets other than assets included in the Credit Security, so long as no Default exists either before or immediately after giving effect to the creation of such security interests.

          7..8..3. Liens securing Indebtedness of the Company's Subsidiaries owing to the Company.

          7..8..4. Purchase money Liens (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in property of the Company or a Subsidiary existing or created at the time of acquisition thereof, and the extension and refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such extension or refunding; provided, however, that the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured by each such security interest in each item of property shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto.

     7..9. Restrictions on Distributions. Neither the Company nor any of its Subsidiaries shall make any Distribution unless no Default exists both before and immediately after giving effect to such Distribution, except that any Subsidiary of the Company may at any time make a Distribution to any other Subsidiary or to the Company.

     7..10. Merger, Consolidation and Sale of Assets. Neither the Company nor any of its Subsidiaries will become party to any merger or consolidation or sell, lease or otherwise dispose of any substantial portion of its assets (including capital stock), except in connection with the sale or other disposition of inventory in the ordinary course of business, or sell, lease, sublease or otherwise dispose of any fixed assets, except that, so long as immediately after giving effect thereto no Default exists:

          7..10..1. Any Subsidiary of the Company, other than a Subsidiary whose shares of capital stock are included from time to time in the Pledged Stock, may be merged into or consolidated with, or may sell, lease or otherwise dispose of any of its assets to, the Company or any Wholly Owned Subsidiary of the Company; provided, however, that in any such merger or consolidation to which the Company is party, the Company shall be the surviving or resulting corporation.

          7..10..2. The Company may become party to any merger or consolidation of which the Company is the surviving or resulting Person so long as (i) the Company shall continue to own 100% of the voting Common Stock of GALIC and (ii) American Financial shall continue to own the number of shares of the voting Common Stock of the Company required by
     Section 9.1.6.

          7..10..3. The Company may become party to any merger or consolidation of which a Person other than the Company is the surviving or resulting Person so long as the surviving or resulting Person (i) shall own beneficially 100% of the voting Common Stock of GALIC and (ii) shall assume all Credit Obligations of the Company pursuant to a written agreement in form and substance satisfactory to the Lenders.

          7..10..4. The Company and its Subsidiaries may sell or otherwise dispose of assets for fair value in addition to dispositions permitted by
     Section 7.10.1.

          7..10..5. The Company and its Subsidiaries may dispose of assets in the ordinary course of business that are no longer used or useful in such business or with respect to any business which is discontinued.

     7..11. Distributions from Subsidiaries. The Company will not permit any of its Subsidiaries to enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) which materially burdens or restricts the right or ability of any Subsidiary to pay Distributions to another Subsidiary or to the Company, subject to any limitations imposed by applicable insurance laws.

     7..12. Compliance with ERISA. Each of the Company and its Subsidiaries will meet all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted. Each of the Company and its Subsidiaries will comply in all material respects with the provisions of ERISA and the Code applicable to each Plan. At no time shall the Accumulated Benefit Obligations under any Plan that is not a Multiemployer Plan (excluding the Company's Retirement Income Guarantee
   Plan) exceed the fair market value of the assets of such Plan allocable to such benefits by more than $500,000.

     7..13. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will effect a transaction with any Affiliate (other than the Company or any Wholly-Owned Subsidiary of the Company) on a basis less favorable to the Company or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate, other than transactions involving less than $10,000,000 per year in the aggregate; provided, however, that the Company may effect any transaction with any Affiliate required by the terms of the Agreement for the Sale and Purchase of Stock dated as of September 14, 1992 between the Company and Great American Insurance Company, as in effect on the date hereof.

     7..14. Compliance with Environmental Laws. The Company will, and will cause each of its Subsidiaries to:

          (a) Use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

          (b) Immediately notify the Agent, and provide copies upon receipt, of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall take all reasonable steps necessary to have dismissed with prejudice to the satisfaction of the Agent any actions and proceedings relating to compliance with Environmental Laws; and

          (c) Provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this
     Section 7.14.

     7..15. Laurentian Acquisition. Except as consented to in writing by the Agent, (a) no material provision of the Laurentian Acquisition Agreement shall be amended, modified, waived or terminated, and (b) the Company will comply in all material respects with the provisions of the Laurentian Acquisition Agreement and will not have consummated the Laurentian Acquisition except in compliance with all material conditions set forth in the Laurentian Acquisition Agreement, including the receipt of any material consents, authorizations, orders or approvals of any Person (including any Insurance Authority) required in connection with the consummation of such transaction.

   8. Representations and Warranties. In order to induce the Lenders to extend credit to the Company hereunder, the Company hereby represents and warrants that:

     8..1.  Organization and Business.

          8..1..1. The Company. The Company is a duly organized and validly existing corporation, in good standing under the laws of the state of Delaware, with all power and authority, corporate or otherwise, necessary to (i) enter into and perform this Agreement and each other Credit Document to which it is party and make any borrowings hereunder, (ii) grant the Lenders the security interests in the Credit Security to secure the Credit Obligations and (iii) own its properties and carry on the business now conducted or proposed to be conducted by it. The Company has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party, to make the borrowings hereunder, and to grant the Lenders a first priority security interest in the Credit Security. Certified copies of the Charter and By-laws of the Company have been previously delivered to the Agent and are correct and complete. Exhibit 8.1, as from time to time hereafter supplemented in accordance with Sections 7.3.1 and 7.3.2, sets forth (a) the jurisdiction of incorporation of the Company, (b) the address of the Company's chief executive office and chief place of business and (c) the name under which the Company conducts its business and the jurisdictions in which the name is used.

          8..1..2. Subsidiaries. Exhibit 8.1, as supplemented from time to time, sets forth as to each such Subsidiary of the Company, its name, jurisdiction of organization and ownership. Each Subsidiary of the Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized, with powers adequate for carrying on its business as now conducted or proposed to be conducted by it. GALIC is a Wholly Owned Subsidiary of the Company.

          8..1..3. Qualification. Each of the Company and each of its Subsidiaries is duly and legally qualified to do business as a foreign corporation and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or create a material risk of resulting, in any Material Adverse Change.

     8..2. Financial Statements and Other Information. The Company has previously furnished to the Lenders copies of the following:

          8..2..1. The audited Consolidated financial statements of the Company and its Subsidiaries as at December 31, 1994, accompanied by the reports of the Company's independent auditors;

          8..2..2.  The Company's 1994 Form 10-K.

          8..2..3. The Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 1995 (the "Company's 1995 Form 10-Q"); and

          8..2..4. The June 30, 1995 quarterly and December 31, 1994 annual financial statements of GALIC in the form filed with the Superintendent of Insurance of the State of Ohio.

          The financial statements (including the notes thereto) referred to in Sections 8.2.1, 8.2.2 and 8.2.3 have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes for interim statements (and in the case of the financial statements referred to in Section 8.2.4, have been prepared in accordance with applicable statutory accounting principles) and fairly present (and in the case of the financial statements referred to in Section 8.2.4, present in accordance with applicable statutory regulations and guidelines) the financial conditions of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby. Neither the Company nor any Subsidiary of the Company has any known material contingent liabilities which are not referred to in said financial statements or in the notes thereto.

          The Company's 1994 Form 10-K and 1995 Form 10-Q (including all of the financial statements and schedules included therein) contain all information which is required to be stated therein in accordance with the Exchange Act and conform in all material respects to the requirements thereof; and the Company's 1994 Form 10-K and 1995 Form 10-Q did not when filed include any untrue statement of a material fact or omit to state a material fact which was required to be stated therein or was necessary to make the statements therein not misleading in the light of the circumstances in which they were made.

     8..3. Changes in Condition. Since December 31, 1994, no Material Adverse Change has occurred, and neither the Company nor any Subsidiary has entered into any material transaction outside the ordinary course of business which has not been previously disclosed to the Lenders.

     8..4. Title to Assets. Each of the Company and its Subsidiaries has good and marketable title to all assets necessary for or used in the operations of their business as now conducted or proposed to be conducted by them and reflected in the most recent balance sheet referred to in Section 8.2(i) (or the balance sheet most recently furnished to the Lenders pursuant to Sections 7.3.1 or 7.3.2), and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens except for those permitted by
   Section 7.8.

     8..5. Litigation. There is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other governmental or administrative agency or any arbitrator pending or to the knowledge of the Company threatened which may involve any material risk of any final judgment or liability not adequately covered by insurance or which may otherwise result in any Material Adverse Change and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Company or any of its Subsidiaries which has resulted, or poses a material risk of resulting in, any Material Adverse Change, except as set forth in the financial statements (including the notes thereto) furnished to the Lenders pursuant to Sections 8.2.1, 8.2.2 and 8.2.3.

     8..6. Enforceability; No Legal Obstacle to Agreements. This Agreement and each of the Notes constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any borrowings hereunder, nor the securing of the Credit Obligations with the Credit Security, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in this Agreement or any other Credit Document, has constituted or resulted in or will constitute or result in:

          (i) any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Company or any of its Subsidiaries is a party or by which it is bound resulting or creating a material risk of resulting in any Material Adverse Change or challenge to the validity or enforceability of any Credit Document or Credit Security, or any breach of the Charter or By-laws of the Company or any of its Subsidiaries;

          (ii) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company or any of its Subsidiaries resulting or creating a material risk of resulting in any Material Adverse Change or challenge to the validity or enforceability of any Credit Document or Credit Security;

          (iii) the creation under any agreement, instrument, deed or lease of any Lien (other than Liens on the Credit Security which secure the Credit Obligations) upon any of the assets of the Company or any of its Subsidiaries; or

          (iv) any redemption, retirement or other repurchase obligation of the Company or any of its Subsidiaries under any Charter, Bylaw, agreement, instrument, deed or lease.

   No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person (including Insurance Authorities) is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby or the making of any borrowing or the grant of any security interest by the Company hereunder.

     8..7. Defaults. Neither the Company nor any of its Subsidiaries is in default under any provision of its Charter or By-laws or of this Agreement or any other Credit Document. Neither the Company nor any Subsidiary is in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound, or has violated any law, judgment, decree or governmental order, rule or regulation, so as to result, or pose a material risk of resulting, in any Material Adverse Change.

     8..8. Pension Plans. Each Plan maintained by the Company or any of its Subsidiaries is in material compliance with the applicable provisions of ERISA and the Code. Except as set forth on Exhibit 8.8, neither the Company nor any of its Subsidiaries maintains, contributes to, or participates in any Plan that is a "defined benefit plan" as defined in ERISA, or is a Multiemployer Plan. The Company and each Subsidiary have met all of the minimum funding standards applicable to such Plans, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under section 4042 of ERISA. Except as set forth on
   Exhibit 8.8, the current value of the Accumulated Benefit Obligations under the Plans as of the most recent valuation date does not exceed the current value of the Plans' assets allocable to such benefits.

     8..9. Government Regulation. Neither the Company nor any Subsidiary, nor any Person controlling the Company or any Subsidiary or under common control with the Company or any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any statute or regulation which regulates the incurring by the Company of Financing Debt as contemplated by this Agreement and the other Credit Documents. Various aspects of the business conducted by the Company and its Subsidiaries, including the nature of the services required to be furnished and the rates that may be charged therefor, are subject to regulation by the Superintendent of Insurance of the State of Ohio and by similar authorities in other jurisdictions in which the Company and its Subsidiaries conduct business.

     8..10. Environmental Regulation. Except as set forth in Exhibit 8.10 and to the best of the Company's knowledge:

          (a)  There have been no past, and there are no pending or threatened:

                (i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any Material Adverse Change, or

               (ii) complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any Material Adverse Change;

          (b) No property now or previously owned or leased by the Company or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up; and

          (c) Neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

     8..11. Laurentian Acquisition Agreement, etc. The Laurentian Acquisition Agreement is a valid and binding contract as to the Company and, to the best of the Company's knowledge, as to the Sellers. The Company is not in default in any material respect of its obligations under the Laurentian Acquisition Agreement and, to the best of the Company's knowledge, no other party thereto is in default in any material respect of any of its obligations thereunder.

     8..12. Margin Stock. Neither the Company nor any of its Subsidiaries owns any Margin Stock.

     8..13. Disclosure. Neither this Agreement nor any other Credit Document to be furnished to the Lenders by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby or by such Credit Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

   9.  Defaults.

     9..1. Events of Default. The following events are referred to as "Events of Default":

          9..1..1.  The Company shall fail to make any payment in respect of:
     (i) interest on any of the Credit Obligations as the same shall become due and payable and such failure shall continue for a period of five Banking Days, (ii) any fee on, or any expense or indemnity in respect of, any of the Credit Obligations as the same shall become due and payable and such failure shall continue for a period of five Banking Days after notice thereof by the Agent to the Company, or (iii) principal of any of the Credit Obligations as the same shall become due, whether at maturity or by acceleration or otherwise; or

          9..1..2. The Company or any Subsidiary shall fail to perform or observe any of the provisions of Section 6.2 or of Sections 7.4 through 7.15; or

          9..1..3. The Company or any Subsidiary shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Agreement or any other Credit Document, and such failure shall not be rectified or cured to the written satisfaction of the Required Majority Lenders within 30 days after notice thereof by the Agent to the Company; or

          9..1..4. Any representation or warranty of or with respect to the Company or any Subsidiary in connection with this Agreement or any other Credit Document shall be materially false on the date as of which it was made; or

          9..1..5. (i) the Company or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Financing Debt (other than the Credit Obligations) outstanding in an aggregate amount of principal and accrued and unpaid interest exceeding $1,000,000;

               (ii) the Company or any Subsidiary shall fail to perform or observe the terms of any agreement relating to such Financing Debt, and such failure or condition shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement, and such failure or condition shall permit the acceleration of such Financing Debt;

               (iii) any such Financing Debt of the Company or any Subsidiary shall be accelerated or become due or payable prior to its stated maturity for any reason whatsoever (other than voluntary prepayments thereof);

               (iv) any Lien on any property of the Company or any Subsidiary securing any such Financing Debt shall be enforced by foreclosure or similar action; or

               (v) any holder of any such Financing Debt shall exercise any right of rescission with respect to the issuance thereof; or

               (vi) any "default" or "event of default" shall have occurred under any Letter of Credit or the reimbursement agreement therefor, or the Company shall have failed to perform any obligation under the reimbursement agreement for any Letter of Credit; or

          9..1..6. (i) American Financial and its Affiliates shall collectively cease to own beneficially (A) at least 35% of the outstanding Common Stock of the Company (or any successor permitted by Section 7.10.3 (a "Successor")) entitled generally to vote for the election of directors and (B) a sufficient number of shares of such voting Common Stock of the Company (or such Successor) so that American Financial and its Affiliates in the aggregate own more shares of such Common Stock than any other Person or group of Persons by a margin of at least 10% of the total number of shares of such voting Common Stock of the Company (or such Successor) then outstanding, or (ii) at least 40% of the members of the Board of Directors of the Company (or a Successor) shall not actually consist of representatives of American Financial and its Affiliates; or

          9..1..7. The Company (or a Successor) shall cease to own, directly or indirectly, all of the Common Stock of GALIC entitled generally to vote for the election of directors; or

          9..1..8. Any Credit Document shall cease, for any reason to be in full force and effect, or the Company or any Subsidiary shall so assert, or the security interests created by this Agreement and the other Credit Documents shall cease to be enforceable and of the same effect and priority purported to be created hereby; or

          9..1..9. A final judgment which, with other outstanding final judgments against the Company or its Subsidiaries, exceeds an aggregate of $1,000,000 shall be rendered against the Company or any of its Subsidiaries and if, within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged; or

          9..1..10. GALIC or any of its Subsidiaries shall, at any time after the date hereof, be prohibited by law from engaging in the business of effecting and carrying out contracts of insurance, and such prohibition would result in a Material Adverse Change.

          9..1..11. Any court or any Insurance Authority or any other governmental or regulatory authority, agency or official of competent jurisdiction shall issue an order or decree which shall require GALIC or any of its Subsidiaries to reduce or to terminate all or any substantial part of its insurance business, and such reduction or termination would result in a Material Adverse Change.

          9..1..12.  The Company or any Subsidiary shall:

               (i) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

               (ii) have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within 60 days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

               (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

               (iv) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

               (v) have entered against it an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

               (vi) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

     9..2. Certain Actions Following an Event of Default. If any one or more Events of Default shall occur, then in each and every such case:

          9..2..1. No Obligation to Extend Credit. Upon notice by the Agent to the Company, the obligations of the Lenders to make any further extensions of credit hereunder shall automatically terminate.

          9..2..2. Exercise of Rights; Credit Security. Upon the written request of the Required Majority Lenders, the Agent shall proceed to protect and enforce the Lenders' rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Credit Document or any such instrument or assignment. Upon the written request of the Required Majority Lenders, the Agent shall proceed to enforce payment of the unpaid Credit Obligations and to realize upon any and all rights in the Credit Security.

          9..2..3. Acceleration. Upon the written request of the Required Majority Lenders, the Agent on behalf of the Lenders shall by notice in writing to the Company (i) declare all or any part of the unpaid balance of the Credit Obligations then outstanding to be immediately due and payable, and thereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable.

          9..2..4. Setoff. If all or any part of the unpaid balance of the Credit Obligations shall have become due and payable pursuant to Section 9.2.3, the Lenders may offset and apply toward the payment of such balance or part thereof (and/or toward the curing of any Event of Default) any Indebtedness from the Lenders to the Company, including any Indebtedness represented by deposits in any account maintained with the Lenders, regardless of the adequacy of any security for the Credit Obligations, and the Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

          9..2..5. Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of the Lenders' rights hereunder and under each other Credit Document shall be cumulative.

     9..3. Annulment of Defaults. Any Default or Event of Default shall be deemed not to exist or to have occurred for any purpose of this Agreement if the required holders of Credit Obligations in accordance with Section 11 or the Agent (with any consent of holders of Credit Obligations required by Section 11) shall have waived such Default or Event of Default in writing, stated in writing that the same has been cured to such Lenders' reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Default or Event of Default. No such action by the Lenders or the Agent shall extend to or affect any subsequent Default or Event of Default or impair any rights of the Lenders upon the occurrence thereof. The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

     9..4. Waivers. The Company hereby waives to the extent not prohibited by applicable law:

               (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

               (ii) any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement, the Notes or any other Credit Document;

               (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

               (iv) any defense of any kind (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement, the Notes or any other Credit Document or with respect to the Credit Obligations.

   10.  Expenses; Indemnity.

     10..1.  Expenses.  The Company will bear:

               (i) all reasonable expenses of the Agent (including the out-of-pocket expenses related to forming the group of Lenders and reasonable fees and disbursements of the special counsel to the Agent, but excluding fees and expenses of counsel to the other Lenders) in connection with the preparation and duplication of this Agreement, each other Credit Document, the transactions contemplated hereby and thereby and operations hereunder and thereunder;

               (ii) all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document, any Credit Security or the incurrence of the Credit Obligations; and

               (iii) to the extent not prohibited by applicable law that cannot be waived, all other reasonable expenses incurred by the Lenders or the holder of any Credit Obligation in connection with the enforcement or the protection of any rights hereunder or under any other Credit Document (including, during the existence of a Default, the Lenders' examination rights provided in Section 7.3.6), including costs of collection and reasonable attorneys' fees and expenses (which shall include costs attributable to in-house legal counsel).

     10..2. General Indemnity. The Company will, jointly and severally, indemnify the Agent and each Lender, each of the Agent's and the Lenders' directors, officers and employees, and each Person, if any, who controls the Agent or any Lender (the Agent and each Lender and each of such directors, officers, employees and control Persons is referred to as an "Indemnitee") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnitee may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnitee may incur or which may be asserted against any Indemnitee in connection with any litigation or investigation involving the Company or any Subsidiary, or any officer, director or employee thereof (including the Agent's or the Lenders' compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries), or any matters involving the transactions contemplated hereby or in connection with the existence or exercise of any rights with respect to the Credit Security in accordance with the provisions of the Credit Documents, other than litigation commenced by the Company against the Agent or the Lenders which seeks enforcement of any of the rights of the Company hereunder or under any other Credit Document and is finally determined adversely to the Agent or the Lenders and except to the extent such claims, damages, liabilities and expenses result from the Agent's or any Lender's gross negligence or willful misconduct.

   11.  Operations.

     11..1. Interests in Credits. The percentage interest of each Lender in the Loan shall be computed based on the Commitment for each Lender as follows:


    Lender                Commitment Amount    Percentage Interest
    The First National        $20,000,000             26.67%
    Bank of Boston

    Credit Lyonnais           $20,000,000             26.67%
      Cayman Island Branch

    Bank of America           $20,000,000              26.67%
      Illinois

    The Bank of New York      $15,000,000             20.00%

    Total                     $75,000,000              100%


   The foregoing percentage interests, as otherwise adjusted pursuant to the terms of this Agreement and otherwise as the Lenders may from time to time agree among themselves, are referred to as the "Percentage Interests" with respect to all or any portion of the Loan. References in any Credit Document to the Lenders' respective Percentage Interests are to such interests as from time to time in effect.

     11..2. Agent's Authority to Act, etc. Each of the Lenders hereby appoints and authorizes the Agent to act for the Lenders as the Lenders' Agent in connection with the transactions contemplated by this Agreement and the other Credit Documents on the terms set forth herein. In acting hereunder, the Agent is acting for its own account to the extent of its Percentage Interest and for the accounts of the other Lenders to the extent of the Lenders' respective Percentage Interests, and all action in connection with the enforcement of, or the exercise of any remedies (other than the Lenders' rights of set-off as provided in Section 9.2.4 or in any Credit Document) in respect of the Credit Obligations and Credit Documents shall be taken by the Agent.

     11..3. Company to Pay Agent, etc. The Company shall be fully protected in making all payments in respect of the Credit Obligations to the Agent, in relying upon consents, modifications and amendments executed by the Agent purportedly on the Lenders' behalf, and in dealing with the Agent as herein provided. The Agent shall charge the account of the Company, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loan, the commitment fees and all other fees and amounts owing under any Credit Document.

     11..4.  Lender Operations for Advances, etc.

          11..4..1. Advances. Upon receipt of a borrowing request by the Agent under Section 2.1, the Agent shall promptly notify each of the Lenders (by telephone confirmed in writing or otherwise). On each Closing Date, each Lender shall advance to the Agent in immediately available funds such Lender's Percentage Interest in the portion of the Loan advanced on such Closing Date prior to 10:00 a.m. (Boston time). If such funds are not received at such time, but all the conditions set forth in
     Section 5 have been satisfied, each Lender hereby authorizes and requests the Agent to advance for the Lender's account, pursuant to the terms hereof, the Lender's respective Percentage Interest in such portion of the Loan and agrees to reimburse the Agent in immediately available funds for the amount thereof prior to 2:00 p.m. (Boston time) on the day any portion of the Loan is advanced hereunder.

          11..4..2. Agent to Allocate Payments. Subject to Section 11.4.3, all payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement and commitment fees and other fees under this Agreement shall, as a matter of convenience, be made by the Company to the Agent in immediately available funds, and the share of each Lender shall be credited to such Lender by the Agent in immediately available funds in such manner that the principal amount, interest and fees in respect of the Credit Obligations to be paid shall be paid proportionately in accordance with the Lenders' respective Percentage Interests in such Credit Obligations.

          11..4..3. Delinquent Lenders. In the event that any Lender fails to reimburse the Agent pursuant to Section 11.4.1 for the Percentage Interest of such Lender (the "Delinquent Lender") in any credit advanced by the Agent pursuant hereto, overdue amounts (the "Delinquent Payment") due from the Delinquent Lender to the Agent shall bear interest, payable by the Delinquent Lender on demand, at a per annum rate equal to (a) the Federal Funds Rate for the first three days overdue and (b) the sum of 2% plus the Federal Funds Rate for any longer period. Such interest shall be payable to the Agent for the account of each party making reimbursements or otherwise bearing the credit risk of such Delinquent Payment as provided below for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Lender reimburses such other parties on account of the Delinquent Payment and the accrued interest thereon (the "Delinquency Period"), whether pursuant to the assignments referred to below or otherwise. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Lender shall be deemed to have assigned to the Agent all payments which would have thereafter otherwise been payable under the Credit Documents to the Delinquent Lender, and the Agent shall credit a portion of such payments to each Lender that is not a Delinquent Lender (a "Performing Lender") in an amount equal to the Percentage Interest of such Performing Lender divided by one minus the Percentage Interest of the Delinquent Lender.

          Upon notice by the Agent, the Company will pay to the Agent the principal (but not interest) portion of the Delinquent Payment. The Agent will promptly notify each Lender of the Agent's determination of the Federal Funds Rate.

          The foregoing provisions shall be in addition to any other remedies the Agent, the Performing Lenders or the Company may have under law or equity against the Delinquent Lender as a result of the Delinquent Payment.

     11..5. Sharing of Payments, etc. Subject to Section 11.4.3, each Lender agrees that (a) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of a proportion of the aggregate amount of principal and interest due with respect to its Percentage Interest in the Loan which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Percentage Interest in the Loan of such other Lender and (b) if such inequality shall continue for more than 10 days, the Lender receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loan held by the other Lenders, and such other adjustments shall be made from time to time, as may be required so that all such payments of principal and interest due with respect to the Loan held by the Lenders shall be shared by the Lenders pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 11.5 shall not impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Company other than the Company's Indebtedness with respect to the Loan. The Company agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to this
   Section 11.5 may exercise all rights of payment (including the right of set-off), and shall be obligated to share payments under this Section 11.5, with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Company and a Lender hereunder in the amount of such participation.

     11..6. Amendments, Consents, Waivers, etc. Except as otherwise set forth herein, the Agent may (and upon the written request of the Required Majority Lenders, the Agent shall) take or refrain from taking any action under this Agreement or any other Credit Document, which action shall be binding upon all of the Lenders; provided, however, that:

          (a) Except as provided below, without the written consent of the Required Majority Lenders, no modification of or amendment to, or waiver of compliance with or of a Default under, any of the Credit Documents shall be made.

          (b) Without the written consent of such Lenders as own 100% of the Percentage Interests (other than Delinquent Lenders during the existence of a Delinquency Period so long as such Delinquent Lender is treated the same as the other Lenders with respect to any actions enumerated below):

               (i) No reduction in the interest rate or the fees on the Loan shall be made.

               (ii) No extension or postponement of the stated time of payment of all or any portion of the Loan or interest thereon or any fees shall be made.

               (iii) No waiver or forgiveness of payment of any portion of the Loan shall be made.

               (iv) No increase in the amount, or extension of the term, of the Lenders' Commitments beyond that provided for under Section 2 shall be made.

               (v) No alteration of the Lenders' several rights of set-off contained in Section 9.2.4 shall be made.

               (vi) No release of any Credit Security other than as permitted by Section 6.2 or 7.10 shall be made.

               (vii)  No amendment to Section 2.4, 3.2.4, 3.2.5, 3.4, 3.5, 10,
          11.5, 11.6 or 16, or the definition of "Required Majority Lenders" in
          Exhibit 1, shall be made.

               (viii) No assignment by the Company of its rights or delegation of its duties under the Credit Documents shall be made.

     11..7. Agent's Resignation. The Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so to each other of the Lenders and to the Company and upon the appointment by the Required Majority Lenders of a successor Agent satisfactory to the Company. If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may with the consent of the Company, which consent shall not be unreasonably withheld, appoint a successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 and a tier one ratio of equity to risk-weighted assets ranking in the top half of all domestic banks having greater than $1,000,000,000 in assets pursuant to regulations issued by the federal Comptroller of the Currency, the Board of Governors of the Federal Reserve System or other applicable federal bank regulatory agencies; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Required Majority Lenders, which request shall also appoint a successor Agent satisfactory to the Company. Upon the appointment of a new Agent hereunder, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent's resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of this Agreement shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     11..8.  Concerning the Agent.

          11..8..1. Action in Good Faith, etc. The Agent and its officers, directors, employees and agents shall be under no liability to any of the Lenders or to any future holder of any interest in the Credit Obligations for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the required holders of Credit Obligations as provided in this Agreement.

          11..8..2. No Implied Duties, etc. The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Credit Document, together with all other powers incidental thereto. The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Credit Document except for action specifically provided for in this Agreement or any other Credit Document to be taken by the Agent. Before taking any action under this Agreement or any other Credit Document, the Agent may request an appropriate specific indemnity satisfactory to it from each Lender in addition to the general indemnity provided for in
     Section 11.11, and until the Agent has received such specific indemnity, the Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Credit Document; provided, however, that no such indemnity shall extend to actions or omissions which are taken by the Agent with gross negligence or willful misconduct.

          11..8..3. Validity, etc. Subject to Section 11.8.1, the Agent shall not be responsible to any Lender or any future holder of any interest in the Credit Obligations (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document,
     (c) for the existence or value of any assets included in any security for the Credit Obligations, (d) for the perfection or effectiveness of any Lien purported to be included in such security or (e) for the specification or failure to specify any particular assets to be included in such security.

          11..8..4. Compliance. The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document; and in connection with any extension of credit under this Agreement or any other Credit Document, the Agent shall be fully protected in relying on a certificate of the Company as to the fulfillment by the Company of any conditions to such extension of credit.

          11..8..5. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent under this Agreement or any other Credit Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Lenders, the Company or any Subsidiary (except as to money or securities received by the Agent or the Agent's authorized agents) for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent, except where the Agent has acted with gross negligence or willful misconduct. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Credit Document.

          11..8..6. Reliance on Documents and Counsel. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including without limitation any telephonic or oral statement made by such Person, and, with respect to legal matters, upon the opinion of counsel selected by the Agent.

          11..8..7. Agent's Reimbursement. Each of the Lenders severally agrees to reimburse the Agent in the amount of such Lender's Percentage Interest, for any expenses not reimbursed by the Company (without limiting the obligation of the Company to make such reimbursement): (a) for which the Agent is entitled to reimbursement by the Company under this Agreement or any other Credit Document, and (b) after the occurrence of a Default, for any other expenses incurred by the Agent on the Lenders' behalf in connection with the enforcement of the Lenders' rights under this Agreement or any other Credit Document; provided, however, that no such reimbursement shall apply to actions or omissions which are taken by the Agent with gross negligence or willful misconduct.

          11..8..8. Agent's Fee. The Company will pay to the Agent for its account an Agent's fee equal to $25,000 per annum, payable quarterly in arrears on each Payment Date after the Effective Date and on the Final Maturity Date.

     11..9. Rights as a Lender. With respect to any credit extended by it hereunder, The First National Bank of Boston shall have the same rights, obligations and powers hereunder as any other Lender and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, The First National Bank of Boston shall be treated in its individual capacity as though it were not the Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of The First National Bank of Boston shall be included in any computations of Percentage Interests. The First National Bank of Boston and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Company or any of its Subsidiaries or any other Person, including any Person who may do business with or own an equity interest in the Company or any of its Subsidiaries, all as if such bank were not the Agent and without any duty to account therefor to the other Lenders.

     11..10. Independent Credit Decision. Each of the Lenders acknowledges that it has independently and without reliance upon the Agent, based on the financial statements and other documents referred to in Section 8.2, on the other representations and warranties contained herein and on such other information with respect to the Company and its Subsidiaries as such Lender deemed appropriate, made such Lender's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Lender represents to the Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender, and no act by the Agent taken under this Agreement or any other Credit Document, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent. Except for notices, reports and other documents expressly required to be furnished to each Lender by the Agent under this Agreement or any other Credit Document, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or credit worthiness of the Company or any Subsidiary which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     11..11. Indemnification. The holders of the Credit Obligations hereby agree to indemnify the Agent (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), pro rata according to their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent relating to or arising out of this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are taken by the Agent with gross negligence or willful misconduct.

   12. Successors and Assigns; Lender Assignments and Participations. Any reference in this Agreement to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Company, any Subsidiary, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns; provided, however, that no party may assign its rights or obligations under this Agreement except to the extent set forth below in this Section 12.

     12..1.  Assignments by Lenders.

          12..1..1. Assignees and Assignment Procedures. Each Lender may, with the written consent of the Company and the Agent in the case of assignments to a Person other than an Affiliate of such Lender (which consent will not be unreasonably withheld or delayed), in compliance with applicable laws in connection with such assignment, assign to one or more assignees which are Qualified Institutional Buyers (each, an "Assignee") all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, its Commitment, the portion of the Loan at the time owing to it and the Notes held by it; provided, however, that:

               (a) If less than the entire interests, rights and obligations of a Lender are assigned, the aggregate amount of the Commitment and the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $7,500,000 and in increments of $1,000,000;

               (b) If less than the entire interests, rights and obligations of a Lender are assigned, after giving effect to such assignment, the portion of the Commitment retained by the assigning Lender shall not be less than 50% of its original Commitment; and

               (c) The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance (the "Assignment and Acceptance"), substantially in the form of Exhibit 12.1.1, together with the Notes subject to such assignment and a processing and recordation fee of $3,000; provided, however, that no such processing and recordation fee shall be payable upon any such assignment effected pursuant to Section 3.4.2(a).

     Upon acceptance and recording pursuant to Section 12.1.3, from and after the assignment date specified in each Assignment and Acceptance:

               (i) The Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and

               (ii) The assigning Lender shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2.4, 3.4, 3.5 and 10, as well as to any interest and fees accrued for its account hereunder and not yet paid).

          12..1..2. Terms of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender and Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

               (a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes such assignment without recourse and makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

               (b) Such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or the performance or observance by the Company of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

               (c) Such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.3 and 8.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

               (d) Such Assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

               (e) Such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

               (f) Such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Lender.

               (g) Such Assignee agrees that it will not further assign its rights and obligations under this Agreement.

          12..1..3. Register. The Agent shall maintain at the Boston Office a register (the "Register") for the recordation of (a) the names and addresses of the Lenders and the Assignees which assume rights and obligations pursuant to an assignment under Section 12.1.1, (b) the Percentage Interest and Commitment of each such Lender as set forth in
     Section 11.1 and (c) the amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent agrees to provide the Company with notice of any changes in the information required by the Register, as set forth in items (a) and (b) above.

          12..1..4. Notes. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Assignee, together with the Notes subject to such assignment and the processing and recordation fee referred to in Section 12.1.1, the Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Company. Within five Banking Days after receipt of notice, the Company, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Notes, a new Note to the order of such Assignee in a principal amount equal to the applicable Commitment and Loan assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and Loan, a new Note to the order of such assigning Lender in a principal amount equal to the applicable Commitment and Loan retained by it. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, and shall be dated the date of the surrendered Notes which they replace.

          12..1..5.  Foreign Persons.  If any assignment is made under Section
     12.1 to any Person which is not incorporated or organized under the laws of the United States of America or a state thereof, the Lender making such assignment shall cause such Person to agree that, on or prior to the assignment, to the extent necessary to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, it will deliver to the Company and the Agent:

               (a) Two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement and the Notes, without deduction or withholding of any United States federal income taxes; and

               (b) A duly completed Internal Revenue Service Form W-8 or W-9 or successor form, as the case may be, to establish an exemption from United States backup withholding tax.

          12..1..6. Federal Reserve Bank. Notwithstanding the foregoing provisions of this Section 12, any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Credit Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Credit Document.

          12..1..7. Further Assurances. The Company and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

          12..2. Credit Participants. Each Lender may, without the consent of the Company or the Agent, in compliance with applicable laws in connection with such participation, sell to one or more Qualified Institutional Buyers (each a "Credit Participant") participations in a portion of such Lender's interests, rights and obligations under this Agreement and the other Credit Documents (including a portion of such Lender's Commitment and the Loan owing to such Lender and the Notes held by such Lender); provided, however, that:

               (i) the amount of such participation shall not be less than $7,500,000 and in increments of $1,000,000;

               (ii) after giving effect to such participation, the Lender shall retain not less than 50% of its original Commitment;

               (iii) such Lender's obligations under this Agreement shall remain unchanged;

               (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

               (v) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Company relating to the Loan and the Notes and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loan, or the dates fixed for payments of principal of or interest on the Loan, or the release of any Credit Security); and

               (vi) the Credit Participant shall not grant further participations with respect to its Percentage Interest.

   13. Confidentiality. Each Lender agrees that it will make no disclosure of any information furnished to it by the Company or any Subsidiary unless such information shall have become public, except:

               (i) in connection with operations under or the enforcement of this Agreement or any other Credit Document;

               (ii) to any proposed assignee or Credit Participant who agrees (subject to the customary exceptions) to preserve the confidentiality of any confidential information relating to the Company or any Subsidiary received from such Lender;

               (iii) pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process;

               (iv) to any parent or corporate Affiliate of such Lender; provided, however, that any such Person shall also agree to comply with the restrictions set forth in this Section 13 with respect to such information;

               (v) to its independent counsel, auditors and other professional advisors with an instruction to such Person to keep such information confidential; and

               (vi) with the prior written consent of the Company, to any other Person.

   14. Notices. Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including telex, telecopy (confirmed by telephone or writing) or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (i) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answerback) or (ii) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to the Company, to it at the following address:

          American Annuity Group, Inc.
          250 East Fifth Street
          Cincinnati, Ohio 45202
          Attention: William J. Maney

     With a copy to:

          Keating, Muething & Klekamp
          1800 Provident Tower
          One East Fourth Street
          Cincinnati, Ohio 45202
          Attention: Paul V. Muething

     If to any Lender, to it at its address set forth on the signature page of this Agreement, to the attention of the account officer specified on the signature page, with a copy to the Agent.

   15. Course of Dealing, Amendments and Waivers. No course of dealing between any Lender and the Company or any Subsidiary of the Company shall operate as a waiver of any of the Lenders' rights under this Agreement or any other Credit Document or with respect to the Credit Obligations. No delay or omission on the part of any Lender in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Agent or the holders of the required Credit Obligations.

   16. Defeasance. When all Credit Obligations have been paid, performed and reasonably determined by the Lenders to have been indefeasibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Company hereunder or under any other Credit Document, this Agreement shall terminate and, at the Company's written request, accompanied by such certificates and opinions as the Agent shall reasonably deem necessary, the Credit Security shall revert to the Company and the right, title and interest of the Lenders therein shall terminate; provided, however, that Sections 3.2.4, 3.4, 3.5, 10, 11, 13, 17 and 18 shall survive the termination of this Agreement. Thereupon, on the Company's demand and at their cost and expense, the Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Company any Credit Security then in its possession.

   17.  Venue; Service of Process.  The Company by its execution hereof:

          (i) Irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof.

          (ii) Waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court.

   The Company hereby consents to service of process in any such proceeding in any manner permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 14 is reasonably calculated to give actual notice.

   18. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND THE LENDERS HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND OR ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. The Company acknowledges that it has been informed by the Lenders that the provisions of this Section 18 constitute a material inducement upon which each of the Lenders has relied, is relying and will rely in entering into this Agreement and any other Credit Document, and that it has reviewed the provisions of this Section 18 with its counsel. Any Lender or the Company may file an original counterpart or a copy of this Section 18 with any court as written evidence of the consent of the Company and the Lenders to the waiver of their rights to trial by jury.

   19. General. All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by each Lender, notwithstanding any investigation made by any Lender on its behalf, and shall survive the execution and delivery to the Lenders hereof and thereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE COMMONWEALTH OF MASSACHUSETTS.

     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.


                         AMERICAN ANNUITY GROUP, INC.



                         By _________________________________
                            Title:



                         THE FIRST NATIONAL BANK OF BOSTON



                         By _________________________________
                            Director

                              Media and Communications
                              Mail Stop 01-08-08
                              100 Federal Street
                              Boston, Massachusetts  02110
                              Telecopy: (617) 434-3401


                         CREDIT LYONNAIS CAYMAN ISLAND BRANCH


                         By

                            Authorized Signature
                              c/o Credit Lyonnais
                              New York Branch
                              Credit Lyonnais Building
                              1301 Avenue of the Americas
                              New York, New York 10019
                              Telecopy: (212) 459-3176



                         BANK OF AMERICA ILLINOIS


                         By
                            Managing Director

                              231 South LaSalle Street, 9-Q
                              Chicago, Illinois 60697
                              Telecopy:  (312) 987-0303

                         THE BANK OF NEW YORK



                         By
                              Title:


                              One Wall Street
                              New York, New York  10286
                              Telecopy:  (212) 809-9520



                                       -42-